ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER RESULTS

•	Net sales increased to $861 million, despite adverse impacts from the calendar shift and foreign currency

•	Comparable sales growth of 3%, on top of 4% last year

•	Company remains on track to deliver top-line growth, gross profit rate expansion and operating expense leverage for the full year

New Albany, Ohio, November 29, 2018: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net income per diluted share of $0.35 for the third quarter ended November 3, 2018, compared to $0.15 for the third quarter ended October 28, 2017. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $0.33 for the quarter, compared to $0.30 last year. Year-over-year changes in foreign currency exchange rates, net of hedging, was a benefit of approximately $0.05 per diluted share.

Third Quarter Net Income per Diluted Share

	2018 (1)	2017 (2)
GAAP	$0.35	$0.15
Excluded items, net of tax effect	0.02	(0.15)
Adjusted non-GAAP	$0.33	$0.30

(1)
Excluded items consist of pre-tax benefits of $3.0 million related to certain legal matters and discrete net tax charges of $0.4 million related to the Tax Cuts and Jobs Act of 2017 provisional estimate.

(2)	Excluded items consist of pre-tax legal charges of $11.1 million and store asset impairment charges of $3.5 million.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Fran Horowitz, Chief Executive Officer, said,

"We are pleased with our third quarter performance, our fifth consecutive quarter of positive comparable sales, with growth across both of our brands. We delivered 3% comparable sales growth on top of 4% last year, with continued gross profit rate stabilization. Our strong U.S omnichannel business, and 16% global digital sales growth, confirm that our playbooks are working.

As expected, we had a solid start to the holiday season, demonstrating the effectiveness of our continued focus on the customer. We are well-positioned to deliver top-line growth, gross profit rate expansion and operating expense leverage for the full year."

Third Quarter Sales
(in millions)	2018	2017	% Change (1)	Comparable Sales (2)		2018	2017	% Change (1)	Comparable Sales (2)
Hollister	$515.1	$508.1	1%	4%	United States	$562.6	$554.7	1%	6%
Abercrombie (3)	346.1	351.0	(1)%	1%	International	298.6	304.4	(2)%	(3)%
Total company	$861.2	$859.1	0%	3%	Total company	$861.2	$859.1	0%	3%

(1)
The calendar shift resulting from the 53rd week in fiscal 2017 and changes in foreign currency, which do not impact comparable sales, adversely impacted total company net sales for the third quarter by approximately 2% and 1%, respectively.

(2)
Comparable sales are calculated on a constant currency basis. Due to the calendar shift resulting from the 53rd week in fiscal 2017, comparable sales for the 13 weeks ended November 3, 2018 are compared to the 13 weeks ended November 4, 2017. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.

(3)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Direct-to-consumer net sales increased 16% from last year to $243.6 million and were approximately 28% of total net sales for the quarter, compared to approximately 24% last year.

Additional Third Quarter Results

The gross profit rate was 61.3%, flat to last year, and down approximately 40 basis points on a constant currency basis, net of hedging.

Stores and distribution expense was $371.9 million, down from $375.9 million last year, as expense reductions, changes in foreign currency exchange rates and a benefit from the calendar shift more than offset volume-related expenses from higher direct-to-consumer sales.

Marketing, general and administrative expense was $117.2 million, down from $124.5 million last year. Excluding certain items, adjusted non-GAAP marketing, general and administrative expense increased $6.7 million as expense reductions were more than offset by investments in marketing and the company's transformation initiatives.

Asset impairment was $0.7 million, compared to $3.5 million which was excluded from adjusted non-GAAP results last year.

Operating income was $39.7 million, compared to $22.7 million last year. Excluding certain items, adjusted non-GAAP operating income was $36.7 million, compared to $37.3 million last year.

The effective tax rate, which remains highly sensitive at lower levels of pre-tax earnings, was 33%. Excluding net tax charges of $0.4 million and the after-tax effect of certain items, the adjusted non-GAAP effective tax rate was 31%.

Cash, Inventory and Borrowings

The company ended the third quarter with $520.5 million in cash and cash equivalents, compared to $459.3 million last year, and ended the third quarter with gross borrowings under the company's term loan agreement of $253.3 million, compared to $268.3 million last year.

The company ended the third quarter with $572.2 million in inventory, approximately flat to last year.

Other Developments

As previously announced, on November 20, 2018 the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on December 17, 2018 to stockholders of record at the close of business on December 7, 2018.

In addition, the company repurchased approximately 1.2 million shares and 2.9 million shares of its Class A Common Stock during the third quarter and the fiscal 2018 year-to-date period, respectively. At the end of the third quarter, the company had approximately 3.6 million shares remaining available for purchase under its publicly announced stock repurchase authorization.

The company has returned $109.2 million to stockholders through share repurchases and dividends during the fiscal 2018 year-to-date period.

Fourth Quarter Outlook

For the fourth quarter of fiscal 2018, the company expects:

•
Net sales to be down mid single digits, including the adverse effect from the calendar shift and the loss of fiscal 2017's 53rd week of approximately $60 million and the adverse effect from changes in foreign currency exchange rates of approximately $15 million.

•	Comparable sales to be up low single digits.

•	A gross profit rate to be flat to up slightly from the fiscal 2017 rate of 58.4%.

•	GAAP operating expense, excluding other operating income to be down in the range of 1-2% from fiscal 2017 adjusted non-GAAP operating expense of $561 million.

•	Other operating income to be approximately $2 million.

•	An effective tax rate in the mid-to-upper 20s.

•	A weighted average fully-diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks.

Full Year Outlook

For fiscal 2018, the company expects:

•
Net sales to be up in the range of 2% to 4%, including the adverse effect from the loss of fiscal 2017's 53rd week of approximately $40 million, partially offset by a benefit from foreign currency exchange rates of approximately $10 million.

•	Comparable sales to be up in the range of 2% to 4%.

•	A gross profit rate up slightly from the fiscal 2017 rate of 59.7%.

•
GAAP operating expense, excluding other operating income to now be up approximately 2% from fiscal 2017 adjusted operating expense of $2 billion, including approximately $11 million of net charges this year related to asset impairment and certain legal matters that are excluded from adjusted non-GAAP operating expense. The company expects adjusted non-GAAP operating expense up to now be up approximately 1.5%.

•
An effective tax rate in the mid-to-upper 30s, including discrete non-cash net income tax charges of approximately $9 million related to share-based compensation accounting standards that went into effect in fiscal 2017. The full year effective tax rate also includes discrete tax charges of $2 million related to the Tax Cuts and Jobs Act of 2017 provisional estimate, which are excluded from adjusted non-GAAP results.

•	A weighted average fully-diluted share count of approximately 69 million shares, excluding the effect of potential share buybacks.

•	Capital expenditures to now be approximately $145 million.

In addition, the company expects to deliver approximately 70 new store experiences in fiscal 2018 through new store prototypes, remodeled stores and right-sizes. The company now expects to close fewer stores in the current year based on improved performance and successful lease renegotiations and anticipates closing up to 40 stores by year-end, primarily in the U.S., down from its previous expectations of closing up to 60 stores.

Conference Call
Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (866) 548-4713 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 7236451 or through corporate.abercrombie.com.

A presentation of third quarter results will be available in the "Investors" section at corporate.abercrombie.com at approximately 8:00 AM, ET, today.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in A&F's subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For over 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the 21 to 24-year old customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.
The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Contact: Ian Bailey, Abercrombie & Fitch Co.
Investor Inquiries:	Media Inquiries:
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	November 3, 2018	% of Net Sales	October 28, 2017	% of Net Sales
Net sales	$861,194	100.0%	$859,112	100.0%
Cost of sales, exclusive of depreciation and amortization	333,375	38.7%	332,485	38.7%
Gross profit	527,819	61.3%	526,627	61.3%
Stores and distribution expense	371,859	43.2%	375,944	43.8%
Marketing, general and administrative expense	117,181	13.6%	124,533	14.5%
Asset impairment	656	0.1%	3,480	0.4%
Other operating income, net	(1,557)	(0.2)%	(70)	0.0%
Operating income	39,680	4.6%	22,740	2.6%
Interest expense, net	2,857	0.3%	4,571	0.5%
Income before income taxes	36,823	4.3%	18,169	2.1%
Income tax expense	12,047	1.4%	7,553	0.9%
Net income	24,776	2.9%	10,616	1.2%
Less: Net income attributable to noncontrolling interests	857	0.1%	541	0.1%
Net income attributable to Abercrombie & Fitch Co.	$23,919	2.8%	$10,075	1.2%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.36		$0.15
Diluted	$0.35		$0.15

Weighted-average shares outstanding:
Basic	66,818		68,512
Diluted	68,308		69,425

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended		Thirty-nine Weeks Ended
	November 3, 2018	% of Net Sales	October 28, 2017	% of Net Sales
Net sales	$2,434,507	100.0%	$2,299,532	100.0%
Cost of sales, exclusive of depreciation and amortization	957,448	39.3%	913,085	39.7%
Gross profit	1,477,059	60.7%	1,386,447	60.3%
Stores and distribution expense	1,107,566	45.5%	1,105,168	48.1%
Marketing, general and administrative expense	365,961	15.0%	343,779	14.9%
Asset impairment	10,383	0.4%	10,345	0.4%
Other operating income, net	(4,551)	(0.2)%	(4,555)	(0.2)%
Operating loss	(2,300)	(0.1)%	(68,290)	(3.0)%
Interest expense, net	8,898	0.4%	12,780	0.6%
Loss before income taxes	(11,198)	(0.5)%	(81,070)	(3.5)%
Income tax expense (benefit)	8,358	0.3%	(16,062)	(0.7)%
Net loss	(19,556)	(0.8)%	(65,008)	(2.8)%
Less: Net income attributable to noncontrolling interests	2,839	0.1%	2,108	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(22,395)	(0.9)%	$(67,116)	(2.9)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.33)		$(0.98)
Diluted	$(0.33)		$(0.98)

Weighted-average shares outstanding:
Basic	67,775		68,347
Diluted	67,775		68,347

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Current assets:
Cash and equivalents	$520,523	$675,558	$459,293
Receivables	87,714	79,724	78,554
Inventories	572,173	424,393	570,484
Other current assets	109,888	84,863	68,903
Total current assets	1,290,298	1,264,538	1,177,234
Property and equipment, net	684,527	738,182	767,930
Other assets	308,244	322,972	352,737
TOTAL ASSETS	$2,283,069	$2,325,692	$2,297,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$266,933	$168,868	$248,963
Accrued expenses	293,410	308,601	292,479
Short-term portion of deferred lease credits	19,465	19,751	19,314
Income taxes payable	10,360	10,326	6,189
Total current liabilities	590,168	507,546	566,945
Long-term liabilities:
Long-term portion of deferred lease credits	$79,667	$75,648	$74,782
Long-term portion of borrowings, net	250,142	249,686	263,910
Leasehold financing obligations	46,081	50,653	48,082
Other liabilities	182,721	189,688	174,023
Total long-term liabilities	558,611	565,675	560,797
Total Abercrombie & Fitch Co. stockholders' equity	1,124,470	1,242,379	1,160,760
Noncontrolling interests	9,820	10,092	9,399
Total stockholders' equity	1,134,290	1,252,471	1,170,159
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,283,069	$2,325,692	$2,297,901

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, and therefore supplement investors' understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company's performance and to develop expectations for future operating performance. The company also provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate. In addition, the company provides comparable sales, defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. Due to the calendar shift in fiscal 2018, resulting from the 53rd week in fiscal 2017, comparable sales for the fiscal 2018 quarterly periods ended May 5, 2018, August 4, 2018, November 3, 2018 and February 2, 2019 are compared to the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018, respectively. The impact on net sales from the calendar shift, resulting from the loss of fiscal 2017's 53rd week, is the difference between net sales for the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018 and reported net sales for the fiscal quarters ended April 29, 2017, July 29, 2017, October 28, 2017 and February 3, 2018, respectively. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company's GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended November 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative (2)	$117,181	$(3,005)	$120,186
Operating income	39,680	3,005	36,675
Income before income taxes	36,823	3,005	33,818
Income tax expense (3)	12,047	1,469	10,578
Net income attributable to Abercrombie & Fitch Co.	$23,919	$1,536	$22,383

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.35	$0.02	$0.33
Diluted weighted-average shares outstanding:	68,308		68,308

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of benefits of $3.0 million related to an update to previously accrued legal charges in connection with a class action settlement, which received final court approval in the fourth quarter of fiscal 2018.

(3)
Excluded items consist of discrete net tax charges of $0.4 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended October 28, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$124,553	$11,070	$113,463
Asset impairment (3)	3,480	3,480	—
Operating income	22,740	(14,550)	37,290
Income before income taxes	18,169	(14,550)	32,719
Income tax expense (4)	7,553	(4,117)	11,670
Net income attributable to Abercrombie & Fitch Co.	$10,075	$(10,433)	$20,508

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.15	$(0.15)	$0.30
Diluted weighted-average shares outstanding:	69,425		69,425

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of legal charges of $11.1 million in connection with a proposed settlement of two related class actions, which received final court approval in the fourth quarter of fiscal 2018.

(3)	Excluded items consist of charges of $3.5 million related to the impairment of store assets whose carrying value exceeded fair value.

(4)	The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended November 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$365,961	$2,595	$363,366
Asset impairment (3)	10,383	8,671	1,712
Operating (loss) income	(2,300)	(11,266)	8,966
(Loss) income before income taxes	(11,198)	(11,266)	68
Income tax expense (4)	8,358	(719)	9,077
Net loss attributable to Abercrombie & Fitch Co.	$(22,395)	$(10,547)	$(11,848)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.33)	$(0.16)	$(0.17)
Diluted weighted-average shares outstanding:	67,775		67,775

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of charges of $5.6 million and benefits of $3.0 million, each updating previously accrued legal charges in connection with class action settlements, which received final court approval in the fourth quarter of fiscal 2018.

(3)	Excluded items consist of asset impairment charges of $8.7 million related to store assets whose carrying value exceeded fair value.

(4)
Excluded items consist of discrete net tax charges of $2.4 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-nine Weeks Ended October 28, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$343,779	$11,070	$332,709
Asset impairment (3)	10,345	9,615	730
Operating loss	(68,290)	(20,685)	(47,605)
Loss before income taxes	(81,070)	(20,685)	(60,385)
Income tax benefit (4)	(16,062)	(5,727)	(10,335)
Net loss attributable to Abercrombie & Fitch Co.	$(67,116)	$(14,958)	$(52,158)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.98)	$(0.22)	$(0.76)
Diluted weighted-average shares outstanding:	68,347		68,347

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of legal charges of $11.1 million in connection with a proposed settlement of two related class actions, which received final court approval in the fourth quarter of fiscal 2018.

(3)	Excluded items consist of charges of $9.6 million related to the impairment of store assets whose carrying value exceeded fair value.

(4)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended November 3, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
August 4, 2018	396	144	283	47	679	191
New	4	3	3	1	7	4
Closed	—	—	(2)	—	(2)	—
November 3, 2018	400	147	284	48	684	195

	Thirty-nine Weeks Ended November 3, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 3, 2018	394	144	285	45	679	189
New	6	3	4	3	10	6
Closed	—	—	(5)	—	(5)	—
November 3, 2018	400	147	284	48	684	195

(1)	Excludes eight international franchise stores as of November 3, 2018, seven international franchise stores as of August 4, 2018 and five international franchise stores as of February 3, 2018.

(2)
Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Locations with abercrombie kids carveouts within Abercrombie & Fitch stores are represented as a single store count. Excludes six international franchise stores as of each of November 3, 2018 and August 4, 2018, and four international franchise stores as of February 3, 2018.